Scottish Re Closes on Acquisition of ING Re's U.S. Individual Life Reinsurance Business

HAMILTON, Bermuda--(BUSINESS WIRE)--Dec. 31, 2004--Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, announced today that its acquisition of ING Re's U.S. Individual Life Reinsurance Business has closed effective December 31, 2004. The company now has approximately $1 trillion of face amount of life reinsurance in-force, $8.8 billion in assets, $2.1 billion in revenues, and a capital base of approximately $1.3 billion.

Additionally, simultaneous with the closing of this acquisition, Scottish Re has closed on $180 million in new capital provided by The Cypress Group ("Cypress"), a New York private equity firm, to support the acquired business. Under this purchase agreement, Cypress received ordinary shares equal to 9.9% of the aggregate number of ordinary shares issued and outstanding on the closing date at $19.375 per share, Class C warrants to purchase ordinary shares representing the difference between 19.9% ownership, and an approximately $41 million aggregate principal amount of 7.00% convertible junior subordinated notes. The warrants and notes automatically convert upon approval of shareholders to amend the company's articles of association. As of the closing, Cypress is Scottish Re's largest shareholder. Cypress has appointed one director and one non-voting observer to the Board of Directors, effective as of the closing. To further support this acquisition, Scottish Re raised an additional $50 million in preferred trust securities that closed on December 15, 2004.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.

About The Cypress Group

The Cypress Group is a New York-based private equity group which manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting operating businesses and investing with management to foster continued growth. Cypress has committed over $4 billion in 30 transactions. Investments made by Cypress include Montpelier Re Holdings, Ltd.; Catlin Group Ltd.; Financial Guaranty Insurance Company (FGIC); Cinemark, Inc.; AMTROL, Inc.; Williams Scotsman, Inc.; WESCO International, Inc.; ClubCorp, Inc.; Danka Business Systems PLC; MedPointe Inc.; Republic National Cabinet Corp.; The Meow Mix Company; and Communications & Power Industries, Inc. The Cypress website address is: www.cypressgp.com.

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    CONTACT: Brunswick Group,
             Ellen Barry, Diana Drobiner,
             212-333-3810

    SOURCE: Scottish Re Group Limited